                        TOUCHSTONE SOFTWARE CORPORATION
                          2124 MAIN STREET, SUITE 250
                       HUNTINGTON BEACH, CALIFORNIA 92648
                                 (714) 969-7746

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 14, 1996

                            ------------------------

To the Holders of Common Stock of TouchStone Software Corporation:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of TouchStone Software Corporation will be held at The Holiday Inn, 7667 Center Avenue, Huntington Beach, California 92647 on June 14, 1996 at 10:00 A.M., local time, for the following purposes:

    1. To elect a board of six directors, with each director so elected to hold office until the next Annual Meeting and until their successors have been duly elected and qualified;

    2. To consider and vote upon a proposal to approve the Company's 1996 Stock Option Plan, pursuant to which options to purchase up to 400,000 shares of the Company's Common Stock may be granted to officers, directors, employees, consultants, vendors, and others expected to provide significant services to the Company may be granted; and

    3. To transact such other business as may properly come before the Annual Meeting and any continuation or adjournment thereof.

    The Board of Directors has fixed the close of business on April 24, 1996 as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting, and only shareholders of record at the close of business on that date will be entitled to vote at the Annual Meeting.

    All shareholders are cordially invited to attend the Annual meeting in person. YOU ARE URGED TO PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING PRE-ADDRESSED, STAMPED ENVELOPE. Your proxy will not be used if you are present at the Annual Meeting and desire to vote your shares personally.

                                          By Order of the Board of Directors,
                                          Larry W. Dingus,
                                          CHAIRMAN OF THE BOARD

Huntington Beach, California
May 14, 1996

IMPORTANT:  IF YOU  DO  NOT  EXPECT TO  ATTEND  THE  MEETING IN  PERSON,  IT  IS
            IMPORTANT THAT YOUR SHARES BE REPRESENTED SO THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. PLEASE SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY. NO POSTAGE REQUIRED IF MAILED IN THE UNITED STATES.

                        TOUCHSTONE SOFTWARE CORPORATION
                          2124 MAIN STREET, SUITE 250
                       HUNTINGTON BEACH, CALIFORNIA 92648

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 14, 1996

    This Proxy Statement is being furnished to the shareholders of TouchStone Software Corporation, a California corporation (the "Company"), in connection with the solicitation of proxies by the Company's Board of Directors for use at the Annual Meeting of Shareholders of the Company to be held at The Holiday Inn, 7667 Center Avenue, Huntington Beach, California 92647, on June 14, 1996, at 10:00 A.M., local time, and at any continuation or adjournment thereof.

    This Proxy Statement, and the accompanying Notice of Annual Meeting and proxy card, are first being mailed on or about May 14, 1996, to shareholders of record on April 24, 1996, the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting. A copy of the Company's Annual Report to Shareholders for the fiscal year ended December 31, 1995, which contains audited financial statements for the year ended December 31, 1995, is concurrently being mailed to all shareholders of record as of April 24, 1996.

    The cost of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by mail, solicitation may be made by telephone, telegraph or personal interview by Directors, officers and other regular
employees  of  the  Company,  without  extra  compensation.  Brokerage   houses,
nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares and will be reimbursed for their expenses.

                                 VOTING RIGHTS

    As of April 24, 1996, the record date for the determination of the shareholders of the Company entitled to notice of and to vote at the Annual Meeting, there were 7,390,450 shares of the Company's Common Stock outstanding. Each share of Common Stock entitles the holder to one vote on each matter to come before the Annual Meeting, except that shareholders may be entitled to cumulative voting rights in the election of directors. Cumulative voting rights entitle a shareholder to give one nominee that number of votes equal to the number of directors to be elected multiplied by the number of shares of Common Stock he or she is entitled to vote, or to distribute such number of votes among two or more nominees in such proportion as the shareholder may choose. The six nominees receiving the highest number of votes at the Annual Meeting will be elected. In order for all shareholders to cumulate votes, one shareholder must give notice to the Secretary prior to commencement of voting that of his or her intention to cumulate his or her votes.

    Properly executed and returned proxies, unless revoked, will be voted as directed by the shareholder or, in the absence of such direction, by the persons named therein FOR the election of the six director nominees listed below, and FOR approval of the 1996 Stock Option Plan. As to any other matters that may properly come before the Annual Meeting, the proxyholders will vote in accordance with their best judgment. A proxy may be revoked at any time before it is voted by delivery of written notice of revocation to the Secretary of the Company or by delivery of a subsequently dated proxy, or by attendance at the Annual Meeting and voting in person. Attendance at the Annual Meeting without also voting will not in and of itself constitute the revocation of a proxy.

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

    The following table sets forth information regarding the ownership of the Company's Common Stock as of April 24, 1996, by (i) each of the current directors and nominees for election as a director of the Company, (ii) each person or group known by the Company to be the beneficial owner of more than 5% of the Company's outstanding Common Stock, and (iii) all current directors and executive officers of the Company as a group. Except as otherwise noted and subject to community property laws where applicable, each beneficial owner has sole voting and investment power with respect to all shares shown as beneficially owned by them. Except as otherwise indicated, the address of each holder identified below is in care of the Company, 2124 Main Street, Suite 250, Huntington Beach, California 92648.

                                                                                    NUMBER OF SHARES
NAME AND ADDRESS                                                                      BENEFICIALLY     PERCENTAGE OF
OF BENEFICIAL OWNER                                                                      OWNED*           CLASS*
- ---------------------------------------------------------------------------------  ------------------  -------------
Larry W. Dingus..................................................................         391,957(1)          5.2%
2124 Main Street
Huntington Beach, CA 92648
C. Shannon Jenkins...............................................................         721,518(2)          9.6%
2124 Main Street
Huntington Beach, CA 92648
Ronald R. Maas...................................................................         376,610(3)          5.0%
2124 Main Street
Huntington Beach, CA 92648
Kenneth C. Welch III.............................................................         238,574(4)          3.2%
2124 Main Street
Huntington Beach, CA 92648
Richard W. Brail.................................................................          10,000(5)          0.1%
2124 Main Street
Huntington Beach, CA 92648
Larry Jordan.....................................................................         100,000             1.4%
2124 Main Street
Huntington Beach, CA 92648
All Executive Officers and Directors as a group (6 persons at April 14, 1996)....       1,838,659(6)         23.5%

- ------------------------
* In calculating beneficial and percentage ownership, all shares of Common Stock which a named stockholder will have the right to acquire within 60 days of the record date for the Annual Meeting upon exercise of stock options are deemed to be outstanding for the purpose of computing the ownership of such shareholder, but are not deemed to be outstanding for the purpose of computing the percentage of Common Stock owned by any other shareholder. As of April 24, 1996, an aggregate of 7,390,450 shares of Common Stock were outstanding. Except as otherwise indicated in the footnotes to the table, this total does not take into account currently exercisable stock options outstanding as of April 24, 1996 to purchase an aggregate of 743,650 shares, nor the Warrants outstanding at April 24, 1996 to purchase up to 329,968 additional shares of Common Stock.

(1) Includes options to purchase 134,883 shares.

(2) Includes options to purchase 134,300 shares.

(3) Includes options to purchase 88,467 shares.

(4) Includes options to purchase 52,000 shares.

(5) Includes options to purchase 10,000 shares.

(6) Includes options to purchase 419,650 shares.

                             ELECTION OF DIRECTORS

NOMINEES

    The Company's current Board of Directors has nominated six (6) individuals, Larry W. Dingus, C. Shannon Jenkins, Ronald R. Maas, Kenneth C. Welch, Richard
W. Brail and Larry Jordan, for election as directors of the Company at the Annual Meeting, each to serve as such until the next annual meeting of the Company's shareholders and until their respective successors are elected and qualified. Each of the nominees is a current member of the Company's Board of Directors. Although it is not presently contemplated that any nominee will decline or be unable to serve as a Director, in either such event, the proxies will be voted by the proxy holders for such other persons as may be designated by the present Board of Directors should any nominee become unavailable to serve. In the event that anyone other than the six nominees listed below should be nominated for election as a director, the persons named in the accompanying proxy will have the authority, to be exercised in their discretion, to vote cumulatively for less than all of the nominees. The six nominees receiving the highest number of votes at the Annual Meeting will be elected.

    Certain  information  concerning  the  six  individuals  nominated  by   the
Company's Board of Directors for election at the Annual Meeting to serve as directors of the Company for the ensuing year is set forth below:

    Larry W. Dingus, age 52, has served as Chairman of the Company's Board of Directors since the Company was founded in September 1982, and served as Secretary of the Company from 1989 to October 1995. He resigned as President of the Company on February 15, 1988, and as Chief Executive Officer of the Company on February 16, 1989, posts he had held since September 1982.

    C. Shannon Jenkins, age 48, has served as Chief Executive Officer of the Company since February 1989. She served as the Company's President from March 1988 until January 1996. She served as the Company's Vice President of Marketing from September 1982 until January 1986, when she became the Company's Executive Vice President, and since September 1982, she has also served as a Director.

    Larry Jordan, age 52, joined the Company in January 1996 as President and Chief Operating Officer. Prior to joining the Company, Mr. Jordan was with FileNet Corporation, a leading developer of workflow and document imaging software, from 1984 to 1996, holding the position of Senior Vice President of Sales since 1992.

    Ronald R. Maas, age 50, joined the Company in 1991 as Vice President of Finance and Operations and Chief Financial Officer. In 1993, Mr. Maas was promoted to Executive Vice President of the Company, and was elected to the Company's Board of Directors. In October 1995 he was elected Corporate Secretary. Prior to joining the Company, Mr. Maas served from March 1990 through January 1991 as the Controller of Bell & Howell Quintar Company, a manufacturer of computer peripheral equipment.

    Kenneth C. Welch III, age 39, has been a Director of the Company since August 1993. From September 1985 to the present, he has worked as an independent software consultant in the Washington DC area. From September 1982 to May 1985 he served as the Company's Vice President of Development, and was a Director of the Company from September 1982 to August 1986.

    Richard W. Brail, age 54, joined the Company's Board of Directors in April 1995. He has been the President and Chief Executive Officer of Best Golf, Inc. since September 1994. From July 1991 to May 1994, Mr. Brail served as the President of Helio Computers, Inc. of Irvine, California. From 1985 until 1991, he provided services to the Company and other computer companies as the owner of a computer sales and marketing company.

STRUCTURE AND FUNCTION OF THE BOARD OF DIRECTORS

    During the last fiscal year, the Company's Board of Directors held two regular and two special meetings or otherwise took action by written consent. The Board has established both an Audit

Committee and a Compensation Committee, each of which is comprised of Messrs. Dingus, Welch and Brail. The Audit Committee meets to consult with the Company's independent auditors concerning their engagement and audit plan, and thereafter concerning the auditor's report and management letter and with the assistance of the independent auditors, also monitors the adequacy of the Company's internal accounting controls. With respect to compensation, the Compensation Committee determines the compensation of corporate officers, and will determine the persons entitled to participate in stock option, bonus and other similar plans. The Board of Directors continues to meet as a whole to nominate the individuals to be proposed by the Board of Directors for election as directors of the Company, and has no separate nominating committee.

    Each non-employee director is paid an annual retainer of $1,200 plus $300 per each board meeting attended and each board committee meeting attended for each committee of which they are a member. The Company has and will continue to pay the expenses of its non-employee directors in attending Board meetings. No compensation is paid to any of the employee directors.

    There is no family relationship between any nominee and any other nominee or executive officer of the Company.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

    The executive officers of the Company are C. Shannon Jenkins, Chief Executive Officer; Larry Jordan, President and Chief Operating Officer; and Ronald R. Maas, Executive Vice President and Chief Financial Officer. Subject to the terms of applicable employment agreements, officers serve at the pleasure of the Board of Directors.

    In addition to its executive officers, the following individuals are considered to be key employees of the Company:

    Sigmund A. Fidyke III joined the Company in December 1993 as the Vice President of Development. From 1985 until December 1993, he was the majority owner and had served as the President of Custom Software, Inc., a software development firm with which the Company contracted from time to time. Mr. Fidyke has advised management of his intention to leave the Company and pursue other interests.

    Donald C. Watters joined the Company in July 1992 as the Director of Sales and was promoted to Vice President of Sales on January 1, 1994. From January 1992 to July 1992, Mr. Watters was the Regional Territory Manager for Certus International. From 1987 to 1992, he was employed as the Manager of Distributor Sales for California Software Products, Inc. Mr. Watters has advised management of his intention to leave the Company and pursue other interests.

    Mary Bartlett joined the Company as Director of Operations in May of 1995. In January of 1996, she was promoted to Vice President of Operations. From 1992 to May 1995, Ms. Bartlett was self-employed as a business broker in Arizona. Ms. Bartlett held upper management positions for various companies in the computer software industry between 1982 and 1992.

    Susan Kennedy joined the Company in August 1995 as Director of Marketing and was promoted to Vice President of Marketing in February 1996. From June 1994 to March 1995, Ms. Kennedy was a founder and Director of Marketing at Rememory Corporation, a developer of NetWare backup systems. Rememory Corporation was acquired by Stac Electronics in March 1995. From March to August 1995, she held various marketing management positions at Conner Peripherals (previously Archive Corp.)

COMPENSATION OF EXECUTIVE OFFICERS

    The following table summarizes the annual and long term compensation paid by the Company during fiscal years ended December 31, 1993, 1994 and 1995 to those persons who were, as of December 31, 1995, (i) the Chief Executive Officer of the Company and (ii) the other compensated executive officers of the Company whose total annual salary and bonus exceeded $100,000 during the year ended December 31, 1995.

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM COMPENSATION
                                                                                          ----------------------------
                                                                                                     AWARDS
                                                           ANNUAL COMPENSATION            ----------------------------
                                                 ---------------------------------------    RESTRICTED      OPTIONS/
NAME AND PRINCIPAL POSITION             YEAR      SALARY $      BONUS $       OTHER $     STOCK AWARDS $      SAR #
- ------------------------------------  ---------  -----------  -----------  -------------  ---------------  -----------
Larry W. Dingus                            1995      71,489      73,289              0               0              0
 Chairman of the Board of Directors        1994      95,333      78,683              0               0        138,300
                                           1993      86,000      17,641(1)           0               0         80,000
C. Shannon Jenkins                         1995     125,750      88,911              0               0              0
 Chief Executive Officer and               1994     112,400      89,657              0               0        138,300
 Director                                  1993     100,000      17,641(2)           0               0         80,000
Ronald R. Maas                             1995      85,862      43,444              0               0              0
 Executive Vice-President and              1994      83,800      47,449              0               0         92,467
 Director                                  1993      78,300       8,376(3)           0               0         78,000


                                                   PAYOUTS
                                      ----------------------------------
                                                          ALL OTHER
NAME AND PRINCIPAL POSITION           LTIP PAYOUTS      COMPENSATION
- ------------------------------------  -------------  -------------------
Larry W. Dingus                                 0                 0
 Chairman of the Board of Directors             0                 0
                                                0                 0
C. Shannon Jenkins                              0                 0
 Chief Executive Officer and                    0                 0
 Director                                       0                 0
Ronald R. Maas                                  0                 0
 Executive Vice-President and                   0                 0
 Director                                       0                 0

- ------------------------------
(1) Amount reported for 1993 excludes $18,340 representing a bonus paid in 1994.

(2) Amount reported for 1993 excludes $20,960 representing a bonus paid in 1994.

(3) Amount reported for 1993 excludes $11,480 representing a bonus paid in 1994.

EMPLOYMENT AGREEMENTS

    The Company has entered into an employment agreement with each of its three executive officers, Ms. Jenkins, Mr. Jordan, and Mr. Maas, that automatically renews on January 1 of each year and provides that, upon termination of employment with the Company for any reason other than "cause," the executive officer will continue to receive compensation at the level in effect on the date of termination of employment for the remainder of the year or nine months, whichever is longer. In the event that the termination of employment of any of the executive officers occurs following a change in control of the Company, the exercisability of all stock options and warrants held by the terminated officer will automatically be accelerated, and the purchase price of all shares of the Company's Common Stock issuable upon exercise of such options and warrants can be paid by the terminated executive pursuant to a promissory note due and payable in two years.

BONUS PLAN

    For each of the years ended December 31, 1993, 1994 and 1995, the Company's Board of Directors established a plan to provide additional incentive to management. Under such plans, the Company's executive officers, including directors who are also employees, and other key employees of the Company received bonuses based upon the Company's profitability in addition to their base cash compensation.

    The Company also established a bonus plan for the year ending December 31, 1996 (the "1996 Bonus Plan"). Under the 1996 Bonus Plan, participants selected by the Board of Directors were eligible to receive bonuses (which, in the case of any individual participant, shall not exceed that participant's base salary for the year) determined quarterly based upon the Company's net income after taxes for the quarter, with 60% of the earned bonus payable following the end of the quarter. The 40% balance of the earned bonus will be deferred until the end of the year, and then will be payable only if the Company's net income would still be in excess of $250,000, assuming all deferred bonus payments were made. The maximum payable to all participants in the 1996 Bonus Plan, as a group, is that amount which equals 18.5% of the Company's pre-tax income for any quarter or the full year, as appropriate. Each of the executive officers of the Company identified above was selected as a participant in the 1996 bonus plan.

STOCK OPTION PLANS

    On August 5, 1988, the Company's Board of Directors adopted a Non-Qualified Stock Option Plan (the "Non-Qualified Plan"). Options to purchase a total of 166,667 shares of Common Stock may be granted under the Non-Qualified Plan to provide incentive for non-employee directors, technical advisors, vendors and consultants of the Company, its subsidiaries or affiliates. Options granted under the Non-Qualified Plan are not intended to qualify as incentive stock options. The Non-Qualified Plan is administered by the Board of Directors which determines the recipients of options, the exercise price of the options, and the number of shares subject to each option. As of March 31, 1996, options to purchase an aggregate of 39,000 shares of Common Stock, at an exercise price of $5.00 per share, were outstanding under the Non-Qualified Plan. As of March 31, 1996 there were no shares available for grant under the Non-Qualified Plan.

    In 1991, the Company adopted stock option plans (collective, the "1991 Plan") pursuant to which options can be granted to purchase up to an aggregate of 1,175,000 shares of the Company's Common Stock. The 1991 Plan provides for the grant of both incentive and non-qualified options. Incentive stock options can be granted only to employees, including executive officers, of the Company, while non-qualified stock options can be granted to employees, non-employee directors, officers, consultants, vendors, customers and others expected to provide significant services to the Company. At March 31, 1996, options to purchase an aggregate of 11,000 shares of Common Stock were outstanding under the 1991 Plan and 27,501 shares were available for issuance upon exercise of options that may be granted under the 1991 Plan.

    In 1994, the Company's Board of Directors adopted a 1994 Stock Option Plan (the "1994 Plan") pursuant to which options to purchase up to 550,000 shares of the Company's Common Stock may be granted. Only non-qualified options can be granted under the 1994 Plan to employees, including executive officers, non-employee directors, consultants, vendors, customers and others expected to provide significant services to the Company. As of March 31, 1996, options to purchase an aggregate of 425,350 shares were outstanding under the 1994 Plan, and 10,000 shares were available for issuance upon exercise of options that may be granted under the 1994 Plan.

    In 1995, the Company's Board of Directors adopted a 1995 Stock Option Plan (the "1995 Plan") pursuant to which options to purchase up to 300,000 of the Company's Common Stock may be granted. Only non-qualified options can be granted under the 1995 Plan to employees, including executive officers, non-employee directors, consultants, vendors, customers and others expected to provide significant services to the Company. As of March 31, 1996, options to purchase an aggregate of 268,300 shares were outstanding under the 1995 Plan, and 31,700 shares were available for issuance upon exercise of options that may be granted under the 1995 Plan.

    On February 5, 1996, the Company's Board of Directors adopted the 1996 Stock Options Plan which is being submitted to the Company's shareholders for their approval at the Annual Meeting. See "Proposal to Approve the Company's 1996 Stock Option Plan."

    The Company did not grant stock options or stock appreciation rights in 1995 to any of the executive officers identified in the Summary Compensation Table set forth above.

    The following table sets forth information regarding options exercised during the year ended December 31, 1995 by executive officers of the Company identified above, as well as the aggregate value of unexercised options held by such executive officers at December 31, 1995. The Company has no outstanding stock appreciation rights, either freestanding or in tandem with options.

 AGGREGATED OPTION EXERCISES LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

                                                                                                                 VALUE OF
                                                                                                NUMBER OF      UNEXERCISED
                                                                                               UNEXERCISED     IN-THE-MONEY
                                                                                                OPTIONS AT      OPTIONS AT
                                                                                               12/31/95 (#)    12/31/95 ($)
                                                                                              --------------  --------------
                                                             SHARES ACQUIRED       VALUE           ALL             ALL
NAME                                                         ON EXERCISE (#)     REALIZED      EXERCISABLE     EXERCISABLE
- ----------------------------------------------------------  -----------------  -------------  --------------  --------------
C. Shannon Jenkins........................................              0                0         134,300     $    445,507
Larry W. Dingus...........................................              0                0         134,883     $    447,542
Ronald R. Maas............................................              0                0          88,467     $    295,150

    The value of unexercised in-the-money options is determined by using the difference between the exercise price and the closing sale price of a share of the Company's Common Stock on December 31, 1995 on the Nasdaq National Market.

EMPLOYEE STOCK PURCHASE PLAN

    In August 1994, the Company's Board of Directors adopted an employee stock purchase plan pursuant to which an aggregate of 260,900 shares of Common Stock were sold to a total of 21 employees, including 20,000 shares purchased by each of Mr. Dingus, Ms. Jenkins and Mr. Maas. Each participating employee was entitled to purchase, for cash, promissory notes, or through semi-monthly payroll deductions, up to 20,000 shares of Common Stock at $.22 per share, which price was equal to 85% of the most recent bid price per share of the Common Stock. In addition, each participant received a warrant to purchase, at any time prior to August 14, 1997, one additional share of Common Stock, at the same price per share, for every share purchased under the employee stock purchase plan. In 1994, Mr. Dingus, Ms. Jenkins and Mr. Maas each purchased 20,000 shares of the Company's Common Stock by providing non-interest bearing notes to the Company in the principal amount of $4,400 each. These notes are payable in monthly installments through August 1995, when the entire principal amount of each was due and payable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In 1995 and 1994, the Company paid royalties aggregating approximately $27,000 and $67,000 to Custom Software, Inc., a software programming company whose majority stockholder is Sigmund A. Fidyke III, a TouchStone officer.

    In 1991, Mr. Dingus participated in the Company's $200,000 subordinated debt financing, providing the Company with a personal loan of $10,000 for two years at 15% interest and receiving options to purchase a total of 3,334 shares of the Company's Common Stock at an average price of $.20 per share. In 1992, Mr. Dingus, a member of his family, and Mr. Maas participated in the Company's $45,000 subordinated note financing, lending the Company $15,000, $20,000, and $10,000, respectively. In consideration of these loans, Messrs. Dingus and Maas were granted warrants to purchase 5,000 and 3,333 shares of Common Stock, respectively, at $.30 per share. Additionally, in connection with the Company's bank line of credit, Mr. Dingus and Mr. Maas were required to accept only payments of interest from November 1993 until May 1, 1994 by virtue of the subordination provisions of their subordinated notes. In consideration for the Company's failure to make principal payments when due, Mr. Dingus was issued 11,120 shares of Common Stock and Mr. Maas was issued 4,810 shares of Common Stock. At December 31, 1994, the principal amounts due Messrs. Dingus and Maas under these subordinated notes were approximately $15,800 and $6,800, respectively. All of these amounts were paid in March 1995.

    During the years ended December 31, 1993 and 1994, Mr. Dingus, Ms. Jenkins and Mr. Maas were each granted options to purchase a total of 34,000 of the Company's Common Stock in consideration for their guarantees of borrowings under the Company's bank line of credit.

    In August, 1994, three-year warrants to purchase an aggregate of 56,733 shares of Common Stock at $.26 per share were issued to holders of outstanding stock options who agreed to exercise their options at an earlier date than otherwise required, including warrants to purchase 14,883, 14,300, 8,467, and 2,000 shares issued to Mr. Dingus, Ms. Jenkins, Mr. Maas and Mr. Welch, respectively.

    During the year ended December 31, 1994, Mr. Dingus, Ms. Jenkins, and Mr. Maas gave the Company promissory notes in the respective principal amounts of $46,357, $43,349, and $28,244 as payment of the purchase price for 297,668, 286,000 and 169,333 shares of the Company's Common Stock, respectively, acquired upon exercise of stock options. Certain of these notes originally bore interest at the rate of 8% per annum and were due and payable in August 1995, while others bore interest at the annual rate of 3.5% and were not payable until August 1998. Prior to the end of 1994, the interest rate on the 8% notes was reduced to 3.5% per annum, and the maturity of those notes was extended to August 1998. Each of these promissory notes was paid in full in August 1995.

LIMITATION OF DIRECTORS' AND OFFICERS' LIABILITY AND INDEMNIFICATION

    The Company's Bylaws provide that the Company may indemnify its officers and directors, employees and other agents in certain circumstances. As described more fully in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995, the Company and Larry W. Dingus, C. Shannon Jenkins, Ronald R. Maas, Kenneth C. Welch III, Donald C. Watters, and Sigmund Fidyke III have been named as defendants in two purported class and derivative actions alleging violations of federal securities laws and various state statutes sounding in fraud. In accordance with the Company's Bylaws and California law, the Company has agreed to advance all expenses incurred in defending such actions upon receipt from each of the individual defendants of a written undertaking to repay the expenses advanced by the Company for their respective accounts if it is determined ultimately that any of them is not entitled to be indemnified by the Company. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers, directors or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

            PROPOSAL TO APPROVE THE COMPANY'S 1996 STOCK OPTION PLAN

DESCRIPTION OF THE 1996 STOCK OPTION PLAN

    Under the Company's existing stock option plans, only 69,201 shares of Common Stock remain available for the grant of options. See "Compensation of Executive Officers and Directors -- Stock Option Plans". The Company's Board of Directors believes it to be in the best interests of the Company and its shareholders to increase the number of shares available for the grant of options to provide incentives to officers and other key employees of the Company to remain with and increase their efforts on behalf of the Company, and to enable the Company's management to grant options to non-employee directors, consultants, major vendors and others expected to provide significant services to the Company. Accordingly, the 1996 Stock Option Plan (the "1996 Plan") was unanimously adopted by the Company's Board of Directors on February 5, 1996, and is being submitted to the Company's shareholders at the Annual Meeting for their approval. A complete copy of the 1996 Plan will be made available, free of charge, upon the written or telephonic request of any stockholder of record to whom this Proxy Statement is sent. All such requests should be made to the Corporate Secretary, TouchStone Software Corporation, 2124 Main Street, 2nd Floor, Huntington Beach, California 92648; telephone: (714) 969-7746.

    Subject to typical anti-dilution provisions for stock splits, stock dividends, and the like, the 1996 Plan authorizes the grant of options to purchase an aggregate of up to 400,000 additional shares of the Company's Common Stock. As of March 31, 1996, the aggregate market value of these 400,000 shares of Common Stock was $2,150,000, based upon the closing sale price of the Common Stock on that date on the Nasdaq National Market. If an option granted under the 1996 Plan expires or terminates, the shares subject to any unexercised portion of that option will again become available for the issuance of further options under the 1996 Plan. Options may be granted under the 1995 Plan which are intended to qualify as "incentive stock options" under the United States Internal Revenue Code (the "Code") or, alternatively, as stock options which will not so qualify ("nonstatutory options"). The 1996 Plan will terminate on February 4, 2006, and no options may be granted under the 1996 Plan thereafter. As of the date of this Proxy Statement, no options had been granted under the 1996 Plan.

    The 1996 Plan will be administered by a committee consisting of at least three members of the Board of Directors who have been appointed by the Board (the "Committee"). The Committee will have the authority to select the persons to receive options granted under the 1996 Plan, the extent of their participation, and the terms and conditions of each option, subject to certain limitations set forth in the 1996 Plan. Full-time officers and employees of the Company or its divisions and subsidiaries are eligible to be granted Incentive Stock Options under the 1996 Plan. At the present, the Company has no active subsidiaries. No director who is not also a full time employee of the Company will be eligible to receive incentive stock options. In addition, full and part time employees, officers, non-employee directors, consultants, major vendors, and others expected to provide significant services to the Company may be granted nonstatutory options under the 1996 Plan. The Company presently employs approximately 54 persons on a full-time basis, all of whom except for the present members of the Committee are currently eligible for selection as participants in the 1996 Plan.

    Options granted under the 1996 Plan will become exercisable in accordance with the terms of the grant made by the Committee, as set forth in a written stock option agreement to be entered into by all participants receiving options granted under the 1996 Plan. The Committee has discretionary authority to select participants from among eligible persons and to determine at the time an option is granted whether it is intended to be an incentive stock option or a nonstatutory option, and when and in what increments shares covered by the option may be purchased. Options may be granted on terms providing that they will be exercisable either in whole or in part at any time or times during their respective terms, or only in specified percentages at stated time periods or intervals during the term of the option. While the 1996 Plan does not limit the number of shares as to which options may be granted to any one participant (including executive officers and directors of the Company), it does provide that no employee may be granted incentive stock options which first become exercisable in any calendar year to purchase shares of Common Stock having a fair market value (determined at the time of the grant of the option) in excess of $100,000, reduced by the fair market value (similarly determined) of any shares subject to incentive stock options granted under any other plan of the Company which also become exercisable in such calendar year.

    The Committee may in its discretion also include in a stock option agreement a provision making the exercise price of any option granted under the 1996 Plan payable in full (i) by cash, by surrender of shares of the Company's Common Stock having a market value equal to the aggregate exercise price of all shares to be purchased, by cancellation of indebtedness owed by the Company to Optionee, or by any combination of the foregoing, or (ii) by a full recourse promissory note executed by the optionee. If payment is made by means of a promissory note, the shares purchased generally would be held in pledge to secure payment of the note. Unless and until the purchaser defaulted under the promissory note or governing instruments, the shares so pledged would remain registered in the name of the purchaser, and the purchaser would be entitled to vote the shares and to receive all dividends and any other amounts accruing as a result of his or her ownership of such shares.

    If an optionee's employment is terminated other than for cause (as defined in each option agreement), the employee will have the right to exercise his option to the extent then exercisable, at any time within a three (3) month period thereafter. If an optionee dies while still employed, or within the period of time after his voluntary retirement specified in his option agreement, the option may be exercised at any time within twelve (12) months thereafter by his estate of by the person or persons to whom his rights under the option passed by will or the laws of descent or distribution, but only to the extent such option was exercisable by him on that date. The Board of Directors or the Committee may accelerate the time at which options may be exercised. Options granted under the 1996 Plan will not be transferable except by will and the laws of descent and distribution. During the life of the person to whom the option is granted, that person alone may exercise it.

    Within the limits of the 1996 Plan, the Committee may also modify, extend or renew outstanding options or accept the cancellation of outstanding options (to the extent not previously exercised) for the granting of new options in substitution therefor. However, no modification of an option which alters or impairs any rights or obligations under any option previously granted may be made without the consent of the optionee.

    For employees holding more than ten percent (10%) of the total combined voting power of all classes of outstanding stock, the purchase price of each option granted under the 1996 Plan cannot be less than 110% of the fair market value per share of the Company's Common Stock subject thereto on the date of the grant. For all other participants, the option exercise price may not be less than the fair market value per share of the Company's Common Stock subject thereto on the date of the grant in the case of incentive stock options, nor less than 85% of the fair market value per share of the Company's Common Stock on the date of grant in the case of nonstatutory options. Upon exercise of an option, the exercise price shall be payable to the company in full. The fair market value per share will generally be the closing price of a share of the Company's Common Stock on the Nasdaq National Market on the date an option is granted under the 1996 Plan. If there is no market price available on such date, the fair market value per share will be determined on the basis of factors deemed relevant by the Committee, including without limitation the book value of the shares on such date and the earnings of the Company.

    The Board of Directors may, without affecting any outstanding options, from time to time revise or amend the 1996 Plan, and may suspend or discontinue it at any time. However, no such revision or amendment may either increase the number of shares subject to the 1996 Plan (with the exception of adjustments resulting from changes in capitalization) or change the class of participants eligible to receive options granted under the 1996 Plan without shareholder approval.

    In the event that the Company should elect to dissolve, merge or consolidate with any other corporation, sell substantially all of its assets to another person or entity, or enter into any other reorganization in a transaction in which the Company is not the surviving corporation, the date of exercisability of each option outstanding under the 1996 Plan will be accelerated to a date prior to such transaction unless provision is made in connection with such transaction for the assumption of the option or substitution of new options with appropriate adjustments by the surviving corporation.

FEDERAL INCOME TAX CONSEQUENCES OF THE 1996 PLAN

    Except under the circumstances described below, neither the grant or the exercise of an incentive stock option will result in the recognition of taxable income to the Optionee. Correspondingly, the Company will not be entitled to a deduction for federal income tax purposes either at the time an incentive stock option is granted or when the optionee exercises the incentive stock option or subsequently sells the option shares.

    If the optionee does not dispose of the shares acquired upon exercise of an incentive stock option until at least two years after the date the option was granted and at least one year after the date of exercise of the option, any gain on the sale will be taxed to the optionee as long-term capital gain. However, the excess of the market value of the shares of Common Stock acquired upon exercise over the option exercise price constitutes an "item of tax preference" which is subject to the "alternative minimum tax" provisions of the Internal Revenue Code, unless the disposition of the shares received upon exercise results in ordinary income to the optionee.

    If an optionee disposes of shares acquired upon the exercise of an incentive stock option granted under the 1996 Plan sooner than two years after the date of grant, or within one year after exercise of the option, any gain realized will generally be taxed as ordinary income in the year of such disposition, in an amount equal to the difference between the exercise price and either the value of the shares at the time of exercise or the sale price, whichever is less. The balance of the optionee's gain, if any, on the disposition of the shares will be taxable as long-term capital gain, provided the holding period for long-term capital assets, currently six months, has been satisfied. On any disposition of shares which does not qualify for incentive stock option treatment under the Internal Revenue Code, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income taxed to the optionee.

    At the time of the grant of a nonstatutory option, the optionee will recognize no taxable income, and the Company will not be entitled to a deduction, as long as such options are not actively traded on an established market and their fair market value cannot otherwise be measured with reasonable accuracy. However, upon the exercise of a nonstatutory option the optionee will recognize taxable income in the amount by which the then fair market value of the shares of the Company's Common Stock acquired upon exercise exceeds the aggregate exercise price therefor, with the Company being entitled to a compensation deduction for federal income tax purposes in an equal amount. The amount of such taxable income will be characterized as compensation income to the optionee. Persons that may be subject to the application of the provisions of Section 16(b) are subject to certain additional rules.

    Upon subsequent disposition of shares of Common Stock acquired upon exercise of a nonstatutory option, the optionee will recognize capital gain or loss in an amount equal to the difference between the proceeds received upon disposition and the basis for the shares (the basis being equal to the sum of the price paid for the shares upon exercise and the amount of ordinary income recognized on account thereof), provided that the shares were held as a capital asset. Any capital gain or loss to the optionee will be characterized as long or short term, depending upon whether the holding period for long-term capital gain treatment, currently one year, has been met.

RECOMMENDATION

    The Company's Board of Directors has unanimously recommended that the Company's shareholders vote FOR approval of the 1996 Plan. Approval of the 1996 Plan by the Company's shareholders will require the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting and entitled to vote. As of the record date for the Annual Meeting, the Company's executive officers and nominees for election to the Board at the Annual Meeting, owned or had voting control over an aggregate of 1,418,009 shares, or approximately 19% of the outstanding shares, of the Company's Common Stock. Each of these individuals has indicated his intention to vote all of his respective shares in favor of approval of the 1996 Plan.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the company's officers and Directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership (Forms 3, 4 and 5) with the Securities and Exchange Commission. Officers, directors and greater-than-ten-percent shareholders are required to furnish the Company with copies of all such forms which they file.

    To the Company's knowledge, based solely on the Company's review of such reports or written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, the Company believes that during the year ended December 31, 1995, all filing requirements applicable to its officers, directors, and other persons subject to Section 16 of the Exchange Act were complied with.

                            INDEPENDENT ACCOUNTANTS

    Deloitte & Touche LLP has been retained to serve as the Company's independent certified public accountants for the fiscal year ending December 31, 1996. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, and to be available to respond to any shareholder questions directed to Deloitte & Touche. This representative will have an opportunity to make a statement if Deloitte & Touche LLP so desires.

                             SHAREHOLDER PROPOSALS

    In order to be considered for inclusion in the Company's proxy statement and form of proxy relating to the Company's next annual meeting of shareholders, proposals by the Company's shareholders intended to be presented at such annual meeting must be received by the Company no later than ninety (90) days prior to May 14, 1997.

                                 ANNUAL REPORTS

    The Company's 1994 Annual Report to Stockholders, which includes audited financial statements for the Company's fiscal year ended December 31, 1994 is concurrently being mailed with this proxy statement to shareholders of record on April 24, 1996. A copy of the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995, and any amendments thereto, is available without charge to any shareholder of the Company upon written request to Ronald
R. Maas, Chief Financial Officer, TouchStone Software Corporation, 2124 Main Street, Suite 250, Huntington Beach, California 92648.

                                 OTHER MATTERS

    The Board of Directors knows of no other matters to be presented for action at the meeting. However, if any matters not included in this Proxy Statement properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote under the authority therein given in accordance with his or their best judgment.

                                          By Order of the Board of Directors,
                                          Larry W. Dingus,
                                          CHAIRMAN OF THE BOARD

May 14, 1996

PROXY
                        TOUCHSTONE SOFTWARE CORPORATION
                          2124 MAIN STREET, SUITE 250
                           HUNTINGTON BEACH, CA 92648
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
    The undersigned hereby appoints Larry W. Dingus and C. Shannon Jenkins as Proxies, each with the power to appoint his or her substitute and hereby authorize them to represent and to vote as designated below, all the shares of common stock of TouchStone Software held on record by the undersigned on April 24, 1996 at the annual meeting of shareholders to be held on June 14, 1996 or any adjournment thereof.

1.   ELECTION OF DIRECTORS
     / /  FOR all nominees listed below             / /  WITHHOLD AUTHORITY to vote
          except as marked to the contrary below         for all nominees listed below

 Larry W. Dingus, C. Shannon Jenkins, Ronald R. Maas, Kenneth C. Welch, Richard
                             W. Brail, Larry Jordan

  (INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name on the space provided below).

- --------------------------------------------------------------------------------
2. Proposal to approve the Company's 1996 Stock Option Plan

            / /  FOR            / /  AGAINST            / /  ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such business as may properly come before the meeting.

                                                    (CONTINUED ON REVERSE SIDE.)

(CONTINUED FROM OTHER SIDE)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER HEREIN SPECIFIED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE SIX NOMINEES LISTED ABOVE TO THE COMPANY'S BOARD OF DIRECTORS, FOR APPROVAL OF THE COMPANY'S 1996 STOCK OPTION PLAN, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership please sign in partnership name by authorized person.
                                                    Dated:________________, 199_
                                                    ____________________________
                                                             Signature
                                                    ____________________________
                                                     Signature if held jointly